Eric Schrier
Final Earnings Script
10/26/06

Thanks Cliff and good morning to you all. I’m going to get right to the job at hand, which is to share our results for the first quarter.

This is always the smallest quarter of the year for us, but important nonetheless because it is when we do most of our investment spending for the new fiscal year. It sets the table with things like:
-	Major magazine and book mailings to acquire new customers and subscribers
-	Inventory building at Books Are Fun and Taste of Home Entertaining, and
-	Various campaign costs to launch the QSP fundraising programs

I’m pleased to report that through the end of the first quarter, we are right on track with our plan for the year. So even though profits were down roughly $20 million versus prior year, that’s exactly what we expected and consistent with our guidance for the quarter that we gave you in August.

Some of the decline had to do with a shift in the timing of business activity to the second quarter, or in certain cases, to last year. And some had to do with softness in certain parts of our business. But those shortfalls were offset by strength in others…much of which is related to investments, and that’s a good thing. These investments are in our established businesses, and in our newer businesses. They are intended to drive what we believe will be a strong second half of the year.

The better than expected news in the quarter came from cash flow, which got off to a terrific start. I won’t steal Mike Geltzeiler’s thunder, but some of the improvement came from a reversal in working capital against the negative swing that was so evident in last year’s fourth quarter results.

RDNA
At Reader’s Digest North America, revenues were up slightly and profits were down. Ad sales continues to be a challenge for Reader’s Digest magazine and the entire industry, but overall the division was up slightly in ad revenue during the first quarter. We experienced declines in some of our mature book businesses as well as year-over-year differences from lapping U.S. sales of our blockbuster title Extraordinary Uses for Ordinary Things, which is now moving into markets around the globe.

These declines were offset by new products like the Taste of Home Cookbook, which shipped 200,000 copies to retail, the new Pillsbury annual, new bookazines, and Taste of Home specials.

Then, of course, we have our new businesses, which drove incremental revenues, but are mostly still in an investment phase. These include Every Day with Rachael Ray, Taste of Home Entertaining, and Allrecipes.com.

Every Day with Rachael Ray continues to grow dramatically in both advertising and circulation. As a result of the magazine’s popularity, we have just announced two more spectacular rate base increases—to 1.3 million in February, and 1.7 million next fall. Earlier this week, the magazine won the prestigious “Advertising Age New Launch of the Year Award,” announced at the American Magazine Conference in Phoenix. And with Rachael’s new television show, we have seen a significant increase in traffic to our website, RachaelRaymag.com. Thus far, our new magazine has exceeded every single one of its aggressive targets.

Taste of Home Entertaining is in the midst of its first major selling season and is off to a great start. In the first quarter, we hosted more than 11,000 parties, and party averages were ahead of plan. We now have more than 5,000 consultants, which is what we call our independent sales reps. In the second quarter, we expect to almost double the number of parties and significantly increase the number of consultants. Clearly, Taste of Home Entertaining is well on its way to becoming a significant business for us.

Meanwhile, the Allrecipes.com integration is moving ahead as planned. Since the acquisition, we’ve been able to increase both advertising AND licensing revenues. In the first week of October, we relaunched the Allrecipes.com website with improved functionality to drive more traffic and create more advertising opportunities. The upgrade provides better site management capabilities and new editorial content, including more robust recipe collections, features for kids, and expanded health and entertainment coverage. We’ve even expanded the Allrecipes brand to our landed business in the form of two retail bookazines. And we have an Allrecipes book in the works.

RDI
At Reader’s Digest International, revenues were down slightly excluding the benefits of foreign exchange, and profits were down, as expected. Our results include major planned investment in customer acquisition mailings. Overall results were mixed as we saw strength in certain parts of the world, in Germany and Australia, for example, and weakness in others, most notably Central Europe and the United Kingdom. On balance, we are slightly behind plan, but we expect to make some of that up in the second quarter. The newer markets continue to perform well and we continue to test in other markets around the world with some encouraging results. Over the past few years, we have launched seven new magazines in international markets, and more concepts are currently being tested. Our new magazine, Daheim in Deutschland, had a great summer acquisition mailing and has now surpassed 100,000 in circulation. For the year, we continue to expect international revenues to grow by mid single-digits and profits to grow by high single-digits.

BAF
As expected, Books Are Fun revenues and profits were down because of fewer corporate events. But averages are strong for both school and corporate events and we are making good progress on the reengineering initiatives that we outlined on our last call:
•	The office move to Chicago is now complete.
•	We are adding new senior level talent under new president David Krishock.
•	We are managing inventory levels more effectively, some of which contributed to our significant improvement in working capital this quarter.
•
We have improved rep retention and recruiting and, importantly, we are winning back selected high grossing independent sales reps who had previously departed to the competition. We are thrilled to have them back, and we think it speaks volumes about Book Are Fun’s products, its relationships with its reps, and the new leadership there.

•
As we said on our last call, we anticipate first half results to be down slightly year over year, reflecting unfavorable comparisons in the number of corporate reps, but we expect improved results in the second half as reengineering efforts begin to gain traction and we have favorable corporate rep comparisons.

QSP
QSP’s first quarter is small, but revenues were down slightly and operating losses improved versus last year. The improved results were driven by higher magazine subscription sales, which have the best margins, offset by lower gift and food sales.
For the big fall selling season, our new marketing initiatives have been rolled out and the fundraising events are taking place across the country at a furious pace. Given that two thirds of the magazine subscription volume is still to come for that business, it’s way too early to call the year for QSP, but we look forward to sharing the all-important 2nd quarter results with you in January.

For the total company, we continue to expect both revenues and profits to grow versus last year for the next 3 quarters , driving mid-single digit revenue growth and low double-digit profit growth for the full year.

And we continue to expect that free cash flow will be dramatically stronger than last year, falling in the $120 to $140 million range.

So, all-in-all, a first quarter that’s roughly on track. We remain confident that we have the right programs in place to drive our business for the long term. And we are intently focused on expanding our digital presence.

A few weeks ago, we gathered senior managers from across the company to reinforce our strategy and commitment to delivering our results. We also had the chance to step back as a global team and review all the major new initiatives underway around the world, and it was quite staggering.

New products, new magazines, new channels, new marketing techniques, new businesses and new platforms.

Clearly this is a period of unprecedented innovation at RDA.

Our core business is healthy.

Our troubled businesses are increasingly under control.

And the investments that we have made over the past few years are now contributing real revenue and profit growth.

Our challenge now is to consistently deliver the revenue, profit and cash flow results that we’ve promised. As advertised. In this fiscal.

Thank you.

I’ll now turn the call over to Michael Geltzeiler, who will talk more about cash flow and this quarter’s results.